For Immediate Release

Sun Bancorp, Inc. Announces 1Q 2015 Earnings: Reports Net Income of $2.8 Million; Continued Strong Improvement in Asset Quality and Expense Management

Contact:                 Mike Dinneen
Senior Vice President, Director of Marketing & Communications
(856) 552-5013
mdinneen@sunnb.com

Mount Laurel, N.J. – April 27, 2015 –

First Quarter Highlights

•	Net income of $2.8 million for the quarter ended March 31, 2015.
•
Significant progress on branch efficiency improvement with the eventual 39% reduction in locations by the end of 2015 since June 2014, an expected 20% increase in the average branch deposit size and an estimated $10 million annualized reduction in operating expenses.

•	Completed previously announced sale of seven Cape May area branch locations for a net gain of $9.2 million.
•	Recorded $3.3 million in restructuring charges associated with the recently announced consolidation of nine branches and sale of Hammonton branch to Cape Bank.
•
Non-performing loans held for investment fell by $5.7 million, from $11.0 million, or 0.73% of gross loans held for investment at December 31, 2014, to $5.4 million, or 0.36% of gross loans held for investment at March 31, 2015.

•	Excess liquidity remained elevated with average interest bearing cash of $475.0 million, however the period end balance was $355.0 million as liquidity deployment began late in the quarter.
•	Operating expenses, excluding restructuring charges, continue to decline. The Company is nearing achievement of normalized quarterly operating expenses below $20 million.

Sun Bancorp, Inc. (NASDAQ: SNBC) (the "Company"), the holding company for Sun National Bank (the “Bank”), reported today net income of $2.8 million, or $0.15 per diluted share, for the quarter ended March 31, 2015, compared to a net loss of $2.8 million, or a loss of $0.15 per diluted share, for the quarter ended December 31, 2014 and a net loss of $1.9 million, or a loss of $0.11 per diluted share, for the quarter ended March 31, 2014.

“We are generally pleased with the results of the first quarter,” said Thomas M. O’Brien, President & CEO.  “In addition to returning to profitability, we continued the momentum in executing the restructuring plan announced in July 2014, including substantial improvements in asset quality, capital, expense management, branch rationalization and commercial loan origination. We believe 2015 will continue to be a transitional year as we begin to deliver on positive earnings. We remain focused on building shareholder value, achieving full compliance with our regulatory agreement, improving our operating efficiency and creating a best-in-class commercial bank.”

Discussion of Results:

Balance Sheet

During the quarter, total assets fell $280.4 million from December 31, 2014 due primarily to the completion of the sale of seven branch locations in the Cape May, New Jersey market in March 2015 and deposit reductions. Total assets were $2.43 billion at March 31, 2015, as compared to $2.72 billion at December 31, 2014 and $3.04 billion at March 31, 2014.  The Bank’s liquidity levels remain elevated, although cash and cash equivalents decreased to $388.2 million at March 31, 2015, as compared to $548.4 million at December 31, 2014. The decrease of $160.3 million in cash and cash equivalents was primarily due to the completion of the aforementioned branch sale as well as a planned run-off of certain deposit accounts.

Gross loans held-for-investment totaled $1.48 billion at March 31, 2015, as compared to $1.51 billion at December 31, 2014 and $2.08 billion at March 31, 2014.  The decline in gross loans held-for-investment is due primarily to the Bank’s new credit discipline and its aggressive work out strategies. Additionally, during the first quarter of 2015, the Bank began to see increased loan originations primarily in commercial real estate by the Bank’s new commercial lending teams. The Bank also completed the purchase of approximately $50 million of in-market multi-family loan participations and loan originations totaled $56 million in the first quarter of 2015.

Deposits were $1.96 billion at March 31, 2015, as compared to $2.09 billion at December 31, 2014 and $2.57 billion at March 31, 2014. The total quarterly cost of deposits fell by seven basis points to 0.28% in the first quarter of 2015 as compared to 0.35% in the first quarter of 2014 due to managed run-off of higher yielding municipal accounts and the re-pricing of certain retail deposits.

The Bank placed $4.8 million in loans, $33.4 million in deposits and $375 thousand of fixed assets into held-for-sale at March 31, 2015 related to the pending sale of its Hammonton branch location to Cape Bank, which is scheduled to close in the third quarter of 2015. The Bank expects to record a gain on the sale of this location at closing. As a result of this pending sale, expenses of $231 thousand were recognized in the first quarter of 2015 to record the associated fixed assets to the lower of cost of market.

“Now that our commercial lending platform is in place, as loan demand continues to increase, we anticipate reducing the opportunity cost of the excess liquidity, which is a critical piece of our 2015 business plan,” said O’Brien. “We continue to evaluate quality commercial lending opportunities throughout the region. In the first quarter, we originated $56 million in new loans and had $98 million in commitments scheduled to close in the second quarter of 2015. Additionally, we committed to purchase approximately $100 million in metro-NYC area multi-family loan participations, of which approximately $50 million closed at the end of the first quarter. The remainder of the commitment will close in the second quarter.”

Net Interest Income and Margin

The net interest margin declined 10 basis points to 2.57% for the three months ended March 31, 2015 from 2.67% in the linked fourth quarter as average commercial loan balances declined by $93.7 million, or 8% over the quarter. While elevated liquidity levels continued to pressure the net interest margin in the first quarter, loan demand increased late in the quarter.

“Our overall net interest margin continues to be compressed,” said O’Brien. “However, as our excess liquidity is deployed, we project our margin to increase to be between 3.10% and 3.20%. Because of our elevated liquidity position, we are able to take advantage of opportunities that we believe will improve our net interest margin.”

Non-Interest Income

Non-interest income was $13.1 million for the quarter ended March 31, 2015, as compared to $4.1 million and $4.9 million for the quarters ended December 31, 2014 and March 31, 2014, respectively. The increase was primarily attributable to a $9.2 million gain on the sale of seven Cape May area bank branches to Sturdy Savings Bank. Offsetting this increase were declines in deposit service charges and fees of $379 thousand and $391 thousand from the quarters ended December 31, 2014 and March 31, 2014, respectively, due to seasonal volume and the overall reduction in accounts as a result of the aforementioned branch sale. The quarter ended March 31, 2014 also included net mortgage banking revenue of $635 thousand, compared to $0 in the current quarter due to the prior year closure of the Company’s mortgage banking operations.

“With our branch network rationalized, we will begin to build a relationship-based deposit-gathering strategy and as a result anticipate generating deposit-related income from service charges, cash management and related commercial banking products and services,” said O’Brien.

Non-Interest Expense

Non-interest expense for the first quarter of 2015 was $25.2 million, an increase of $1.5 million from the fourth quarter of 2014 and a decrease of $2.7 million from the first quarter of 2014. During the first quarter of 2015, the Company recorded several restructuring charges related to the conclusion of the Bank’s branch rationalization efforts, including $3.3 million of expenses associated with the pending branch consolidations and the sale of our Hammonton branch location. Contained in this charge was $2.1 million of fixed asset impairments, $1.1 million of lease vacancy costs and $156 thousand of severance costs. For the remainder of 2015, the Company expects to recognize $1.3 million in accelerated depreciation expenses representing the write-off of fixed assets at branches scheduled for consolidation. The fourth quarter of 2014 included $2.3 million of lease termination charges. In addition, snow removal costs due to the harsh winter totaled $1.3 million for the first quarter of 2015 as compared to $54 thousand in the fourth quarter of 2014 and $1.0 million in the first quarter of 2014. In the first quarter of 2015, problem loan expense included $667 thousand of one-time costs associated with loan sales. Excluding these items, the Company continues to experience substantial declines in operating expenses.

“Excluding this quarter’s restructuring charges, our quarterly expense run rate continues to decrease,” said O’Brien. “By year-end, we anticipate achieving our stated objective of reducing our annual expense base from its previous level of $130 million in 2013 to a less than $80 million run rate by the fourth quarter of 2015. This would represent an impressive reduction in operating expenses of almost 40%. We are approaching both an expense base and distribution model that is much more appropriate for an institution of our size.”

Asset Quality

Non-performing loans held-for-investment continued to decline in the first quarter as the balance of non-performing loans held-for-investment decreased by 51% to $5.4 million at March 31, 2015 as compared to $11.0 million at December 31, 2014 and 86% as compared to $37.4 million at March 31, 2014. Non-performing loans held-for-investment to total gross loans held-for-investment declined to 0.36% at March 31, 2015 as compared to 0.73% at December 31, 2014 and 1.80% at March 31, 2014.

There was no provision expense recorded during the first quarter of 2015 or in the linked quarter or the first quarter of 2014, reflecting the Bank’s substantially-improved asset quality metrics. Net charge-offs were $2.6 million in the first quarter of 2015 as compared to $3.3 million in the fourth quarter of 2014 and $1.8 million in the first quarter of 2014. The net charge-offs in the first quarter of 2015 included $3.5 million of consumer net charge-offs due primarily to loan sale activity, partially offset by $857 thousand of commercial loan net recoveries. The allowance for loan losses was $20.6 million, or 1.39% of gross loans held-for-investment, at March 31, 2015, as compared to $23.2 million, or 1.54% of gross loans held-for-investment, at December 31, 2014 and $33.8 million, or 1.62% of gross loans held-for-investment, at March 31, 2014. The allowance for loan losses was 383% of non-performing loans held-for-investment at March 31, 2015 as compared to 210% at December 31, 2014 and 90% at March 31, 2014.

“Our strong coverage ratios and our low levels of problem loans are a result of aggressive actions taken in recent quarters,” said O’Brien. “While we exited consumer lending in 2014, we are actively managing the residential mortgage and home equity portfolios and in this quarter, we charged off $2.4 million to further address this aggressively through loan sales. Equally important, the Bank’s classified loan portfolio, which includes non-performing loans, declined to $8.5 million at March 31, 2015 as compared to $24.3 million at December 31, 2014 and $99.1 million at March 31, 2014. This 91% decline in the classified loan portfolio within the past year validates the importance of actions taken since the July 2014 restructuring announcement.”

Capital

At March 31, 2015, the capital ratios of the Company and the Bank increased due to planned balance sheet runoff and net income of $2.8 million in the first quarter of 2015. At March 31, 2015, the Bank’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were approximately 17.1%, 18.4%, 17.1% and 10.5%, respectively. At March 31, 2015, the Company’s Tier 1 common equity risk-based capital ratio, total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage capital ratio were approximately 13.4%, 20.4%, 16.7%, and 10.3%, respectively. The Company’s tangible equity to tangible assets ratio was 8.8% at March 31, 2015, as compared to 7.7% at December 31, 2014 and 7.0% at March 31, 2014.

“The results of this quarter allowed us to generate positive internal capital,” said O’Brien. “That, along with declining total assets and falling risk-weighted assets led to further increases in already solid regulatory capital ratios. The dedicated management and staff of Sun continue to work tirelessly to execute on the strategic plan in total alignment with our commitments to regulatory excellence and building shareholder value. The combined efforts of the last several months from the board room to the branches have demanded extraordinary efforts from all and the asset quality metrics and net income in this announcement represent a clear demonstration of the intensity of our collective commitment. While there remains much remedial work to be done throughout the balance of 2015, the early stage elements of a successful turnaround are clearly evident.”

Conference Call

The Company will hold a conference call on Monday, April 27, 2015 at 11:00 AM (EST) to discuss results and answer questions from analysts and investors.  Participants may listen to or participate in the Company’s earnings conference call via the following:
•	Participants toll-free number: 888-713-3589
•	Conference ID: 2173008

About Sun Bancorp, Inc.

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.43 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about the successful implementation of our comprehensive strategic restructuring plan to improve financial performance and capital, reduce costs, risk and operating complexity, and the timing of the completion of the transactions contemplated thereby, addressing the Company's long-standing obstacles to earnings, regulatory compliance and overall performance excellence, building a platform that can support meaningful revenue generation and growth and through which we can begin to deploy our excess cash balances into quality commercial loans, our preparations for future loan growth, our progress in building profitable deposit relationships with our commercial and consumer clients and anticipated reductions in non-interest expenses. These statements may be identified by such words as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate” or similar words or variations of such terms.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that our strategic restructuring plan will improve our financial performance, improve our future capital levels, reduce our costs, or reduce our risks or operating complexity; that our strategic restructuring plan will be completed as and in the timeframes anticipated; that we will adequately address long-standing obstacles to earnings, regulatory compliance and overall performance excellence; that we will build a platform that can support meaningful revenue generation and growth and through which we can deploy our excess cash balances into quality commercial loans; that our preparations for future loan growth will be successful; that we will continue to make progress in building profitable deposit relationships with our commercial and consumer clients; or that we will experience anticipated reductions in non-interest expenses. We caution that such statements are subject to a number of uncertainties. Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) competition among providers of financial services; (ii) changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations; (iii) changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events; (iv) the failure to complete any or all of the transactions contemplated in the Company's comprehensive strategic restructuring plan on the terms currently contemplated; (v) failure to comply with the Bank’s agreement with the Office of the Comptroller of the Currency (the “OCC”); (vi) the cost of compliance with the agreement with the OCC; (vii) local, regional and national economic conditions and events and the impact they may have on the Company, the Bank and its customers; (viii) the ability to attract deposits and other sources of liquidity; (ix) changes in the financial performance and/or condition of the Bank's borrowers; (x) changes in the level of non-performing and classified assets and charge-offs; (xi) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (xii) inflation, interest rate, securities market and monetary fluctuations; (xiii) changes in consumer spending, borrowing and saving habits; (xiv) the ability to increase market share and control expenses; (xv) volatility in the credit and equity markets and its effect on the general economy; (xvi) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; and (xvii) those detailed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended December 31, 2014 and in other filings made pursuant to the Securities Exchange Act of 1934, as amended. Therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures (Unaudited)
 This news release references tangible book value per common share and return on average tangible equity, which are non-GAAP financial measures. Management believes that tangible book value per common share and return on average tangible equity are meaningful financial measures because they are two of the measures we use to assess capital adequacy.

Tangible book value per common share (dollars in thousands)

The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at March, 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014.

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Tangible book value per common share:
Shareholders’ equity	$249, 235	$245,323	$247,047	$227,656	$248,898
Less: Intangible assets	38,188	38,188	38,188	38,426	38,709
Tangible equity	$211,047	$207,135	$208,859	$189,230	$210,189

Common stock	18,901	18,901	18,885	17,752	17,742
Less: Treasury stock	282	285	300	319	389
Total outstanding shares	18,619	18,616	18,585	17,433	17,353

Tangible book value per common share:	$11.34	$11.13	$11.24	$10.85	$12.11

Return on Average Tangible Equity (dollars in thousands)

The following provides the calculation of return on tangible equity for the three months ended March, 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014.
Three Months Ended

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Net income(loss)	$2,776	$(2,829)	$(825)	$(24,248)	$(1,906)

Average tangible equity:
Average shareholders’ equity	$249,970	$249,313	$243,020	$254,116	$250,946
Less: Average intangible assets	38,188	38,188	38,281	38,568	38,852
Average tangible equity	$211,782	$211,125	$204,739	$215,548	$212,094

Return on average tangible equity(1):	5.2%	(5.4)%	(1.6)%	(45.0)%	(3.6)%
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Net income(loss)	$2,776	$(2,829)	$(825)	$(24,248)	$(1,906)

Average tangible equity:
Average shareholders’ equity	$249,970	$249,313	$243,020	$254,116	$250,946
Less: Average intangible assets	38,188	38,188	38,281	38,568	38,852
Average tangible equity	$211,782	$211,125	$204,739	$215,548	$212,094

Return on average tangible equity(1):	5.2%	(5.4)%	(1.6)%	(45.0)%	(3.6)%

(1) Annualized

SUN BANCORP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except share and per share amounts)
For the Three Months Ended
March 31,			December 31,
	2015	2014	2014
Profitability for the period:
Net interest income	$15,191	$21,392	$17,026
Provision for loan losses	-	-	-
Non-interest income	13,087	4,949	4,142
Non-interest expense	25,218	27,888	23,705
Income(loss) before income taxes	3,060	(1,547)	(2,537)
Income tax expense	284	359	292
Net income(loss) available to common shareholders	$2,776	$(1,906)	$(2,829)

Financial ratios:
Return on average assets(1)	0.4%	(0.3)%	(0.4)%
Return on average equity(1)	4.4%	(3.0)%	(4.5)%
Return on average tangible equity(1),(2)	5.2%	(3.6)%	(5.4)%
Net interest margin(1)	2.57%	3.07%	2.67%
Efficiency ratio	89%	106%	112%
Income(loss) per common share:
Basic(3)	$0.15	$(0.11)	$(0.15)
Diluted(3)	$0.15	$(0.11)	$(0.15)

Average equity to average assets	9.6%	8.2%	9.0%

	March 31,		December 31,
	2015	2014	2014
At period-end:
Total assets	$2,434,978	$3,038,467	$2,715,348
Total deposits	1,959,556	2,573,445	2.091,904
Loans receivable, net of allowance for loan losses	1,463,256	2,050,312	1,486,898
Loans held-for-sale	4,766	16,048	4,083
Branch assets held-for-sale	5,267	-	69,064
Branch deposits held-for-sale	33,381	-	183,395
Investments	382,083	456,724	409,950
Borrowings	67,857	68,645	68,978
Junior subordinated debentures	92,786	92,786	92,786
Shareholders’ equity	249,235	248,898	245,323

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for- investment	1.39%	1.62%	1.54%
Non-performing loans held-for-investment to gross loans held-for-investment	0.36%	1.80%	0.73%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.71%	1.91%	1.03%
Allowance for loan losses to non-performing loans held-for-investment	383%	90%	210%

Tier 1 common equity risk-based capital(4)(5):
Sun Bancorp, Inc.	13.4%	-	-
Sun National Bank	17.1%	-	-
Total risk-based capital(4):
Sun Bancorp, Inc.	20.3%	14.8%	19.3%
Sun National Bank	18.4%	14.1%	17.4%
Tier 1 risk-based capital(4):
Sun Bancorp, Inc.	16.7%	12.8%	16.7%
Sun National Bank	17.1%	12.8%	16.1%
Leverage capital(4):
Sun Bancorp, Inc.	10.3%	9.4%	10.1%
Sun National Bank	10.5%	9.4%	9.7%
Book value per common share (3)	$13.39	$14.34	$13.18
Tangible book value per common share (3)	$11.34	$12.11	$11.13
(1) Amounts for the three months ended are annualized.
(2) Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.
(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(4) March 31, 2015 capital ratios are estimated, subject to regulatory filings.
(5) The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio, effective January 1, 2015.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands, except par value amounts)
	March 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$33,161	$42,548
Interest-earning bank balances	355,012	505,885
Cash and cash equivalents	388,173	548,433
Restricted cash	13,000	13,000
Investment securities available for sale (amortized cost of $365,599 and $394,733 at March 31, 2015 and December 31, 2014, respectively)	366,703	394,500
Investment securities held to maturity (estimated fair value of $485 and $501 at March 31, 2015 and December 31, 2014, respectively)	475	489
Loans receivable (net of allowance for loan losses of $20,597 and $23,246 at March 31, 2015 and December 31, 2014, respectively)	1,463,256	1,486,898
Loans held-for-sale, at lower of cost or market	4,766	4,083
Branch assets held-for-sale	5,267	69,064
Restricted equity investments, at cost	14,905	14,961
Bank properties and equipment, net	36,645	40,155
Real estate owned	468	522
Accrued interest receivable	4,859	5,397
Goodwill	38,188	38,188
Bank owned life insurance (BOLI)	79,644	79,132
Other assets	18,629	20,526
Total assets	$2,434,978	$2,715,348

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,959,556	$2,091,904
Branch deposits held-for-sale	33,381	183,395
Securities sold under agreements to repurchase – customers	156	1,156
Advances from the Federal Home Loan Bank of New York (FHLBNY)	60,743	60,787
Obligations under capital lease	6,958	7,035
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	2,344	1,514
Other liabilities	29,819	31,448
Total liabilities	2,185,743	2,470,025

Shareholders’ equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	-	-
Common stock, $5 par value, 40,000,000 shares authorized; 18,901,124 shares issued and 18,618,630 shares outstanding at March 31, 2015; 18,900,877 shares issued and 18,615,950 shares outstanding at December 31, 2014	94,506	94,504
Additional paid-in capital	514,337	514,075
Retained deficit	(344,986)	(347,762)
Accumulated other comprehensive loss	653	(138)
Deferred compensation plan trust	(599)	(599)
Treasury stock at cost, 282,494 shares at March 31, 2015; and 284,927 shares at December 31, 2014	(14,676)	(14,757)
Total shareholders’ equity	249,235	245,323
Total liabilities and shareholders’ equity	$2,434,978	$2,715,348

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share amounts)
	For the Three Months Ended March 31,
	2015	2014
INTEREST INCOME
Interest and fees on loans	$15,098	$21,849
Interest on taxable investment securities	2,046	2,250
Interest on non-taxable investment securities	306	309
Dividends on restricted equity investments	209	232
Total interest income	17,659	24,640
INTEREST EXPENSE
Interest on deposits	1,506	2,281
Interest on funds borrowed	430	436
Interest on junior subordinated debentures	532	531
Total interest expense	2,468	3,248
Net interest income	15,191	21,392
PROVISION FOR LOAN LOSSES	-	-
Net interest income after provision for loan losses	15,191	21,392
NON-INTEREST INCOME
Deposit service charges and fees	2,004	2,395
Interchange fees	544	563
Mortgage banking revenue, net	-	635
Gain on sale of bank branches	9,235	-
Investment products income	589	617
BOLI income	512	461
Other	203	278
Total non-interest income	13,087	4,949
NON-INTEREST EXPENSE
Salaries and employee benefits	10,590	13,781
Occupancy expense	4,967	4,266
Equipment expense	3,514	1,749
Data processing expense	1,308	1,197
Professional fees	836	1,486
Insurance expenses	1,247	1,467
Advertising expense	235	586
Problem loan expense	988	632
Other	1,533	2,724
Total non-interest expense	25,218	27,888
INCOME(LOSS) BEFORE INCOME TAXES	3,060	(1,547)
INCOME TAX EXPENSE	284	359
NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$2,776	$(1,906)

Basic earnings(loss) per share(1)	$0.15	$(0.11)
Diluted earnings(loss) per share(1)	$0.15	$(0.11)
Weighted average shares – basic(1)	18,616,537	17,348,169
Weighted average shares - diluted(1)	18,639,501	17,348,169
(1) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	2015	2014	2014	2014	2014
	Q1	Q4	Q3	Q2	Q1
Balance sheet at quarter end:
Cash and cash equivalents	$388,173	$548,433	$504,353	$330,440	$282,095
Restricted cash	13,000	13,000	13,000	26,000	26,000
Investment securities	382,083	409,950	425,079	454,051	456,724
Loans held-for-investment:
Commercial and industrial	1,042,821	1,052,932	1,196,767	1,363,900	1,519,993
Home equity	161,471	174,165	173,227	186,953	208,248
Residential real estate	272,798	276,993	299,838	298,063	326,945
Other	6,763	6,054	6,577	7,200	28,894
Total gross loans held-for-investment	1,483,853	1,510,144	1,676,409	1,856,116	2,084,080
Allowance for loan losses	(20,597)	(23,246)	(26,540)	(28,392)	(33,768)
Net loans held-for-investment	1,463,256	1,486,898	1,649,869	1,827,724	2,050,312
Loans held-for-sale	4,766	4,083	7,365	29,171	16,048
Branch assets held-for-sale	5,267	69,064	31,408	34,058	-
Goodwill	38,188	38,188	38,188	38,188	38,188
Intangible assets	-	-	-	238	521
Total assets	2,434,978	2,715,348	2,820,202	2,894,658	3,038,467
Total deposits	1,956,556	2,091,904	2,170,627	2,272,765	2,573,445
Branch deposits held-for-sale	33,381	183,395	192,068	160,769	-
Securities sold under agreements to repurchase - customers	156	1,156	963	670	471
Advances from FHLBNY	60,743	60,787	60,830	60,873	60,915
Obligations under capital lease	6,958	7,035	7,111	7,191	7,259
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	249,235	245,323	247,047	227,656	248,898
Quarterly average balance sheet:
Loans(1):
Commercial and industrial	$1,051,610	$1,145,297	$1,292,705	$1,480,491	$1,560,442
Home equity	183,753	196,841	201,754	210,068	211,915
Residential real estate	284,197	301,326	322,751	338,028	331,433
Other	3,233	3,391	3,755	23,196	25,014
Total gross loans	1,522,793	1,646,855	1,820,965	2,051,783	2,128,804
Securities and other interest-earning assets	867,633	923,909	840,541	694,529	677,850
Total interest-earning assets	2,390,426	2,570,764	2,661,506	2,746,312	2,806,654
Total assets	2,600,231	2,785,525	2,888,920	2,982,427	3,049,321
Non-interest-bearing demand deposits	559,793	608,396	612,775	573,290	559,606
Total deposits	2,162,142	2,331,934	2,429,606	2,519,901	2,584,588
Total interest-bearing liabilities	1,763,062	1,885,250	1,978,480	2,108,103	2,186,394
Total shareholders' equity	249,970	249,313	243,020	254,116	250,946
Capital and credit quality measures:
Tier 1 common equity risk-based capital (2))(3):
Sun Bancorp, Inc.	13.4%	-	-	-	-
Sun National Bank	17.1%	-	-	-	-
Total risk-based capital (2):
Sun Bancorp, Inc.	20.3%	19.3%	17.9%	15.0%	14.8%
Sun National Bank	18.4%	17.4%	16.2%	14.5%	14.1%
Tier 1 risk-based capital (2):
Sun Bancorp, Inc.	16.7%	16.7%	15.6%	12.4%	12.8%
Sun National Bank	17.1%	16.1%	14.9%	13.2%	12.8%
Leverage capital (2):
Sun Bancorp, Inc.	10.3%	10.1%	9.8%	8.6%	9.4%
Sun National Bank	10.5%	9.7%	9.4%	9.1%	9.4%

Average equity to average assets	9.6%	9.0%	8.4%	8.5%	8.2%
Allowance for loan losses to total gross loans held-for-investment	1.39%	1.54%	1.58%	1.50%	1.62%
Non-performing loans held-for-investment to gross loans held-for-investment	0.36%	0.73%	0.84%	0.76%	1.80%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	0.71%	1.03%	1.07%	1.02%	1.91%
Allowance for loan losses to non-performing loans held-for-investment	383%	210%	188%	202%	90%

Other data:
Net charge-offs	(2,648)	(3,294)	(1,852)	(20,179)	(1,768)
Classified loans	8,461	24,261	21,022	33,077	99,078
Classified assets	11,998	27,986	25,338	38,226	105,629
Non-performing assets:
Non-accrual loans	$4,530	$10,729	$13,561	$13,470	$29,387
Non-accrual loans held-for-sale	4,766	4,083	2,770	4,086	-
Troubled debt restructurings, non-accrual	854	318	528	583	8,017
Loans past due 90 days and accruing	-	-	-	-	42
Real estate owned, net	468	522	1,084	1,327	2,728
Total non-performing assets	$10,618	15,652	17,943	$19,466	$40,174
(1) Average balances include non-accrual loans and loans held-for-sale.
(2) March 31, 2015 capital ratios are estimated, subject to regulatory filings.
(3) The Basel III guidelines and the Dodd-Frank Act established a new minimum Tier 1 common equity risk-based capital ratio, effective January 1, 2015.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands, except share and per share amounts)
	2015	2014	2014	2014	2014
	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Net interest income	$15,191	$17,026	$18,921	$20,612	$21,392
Provision for loan losses	-	-	-	14,803	-
Non-interest income	13,087	4,142	4,695	3,977	4,949
Non-interest expense excluding amortization of intangible assets	25,218	23,705	23,894	33,394	27,604
Amortization of intangible assets	-	-	238	283	284
Income(loss) before income taxes	3,060	(2,537)	(516)	(23,891))	(1,547)
Income tax expense	284	292	309	357	359
Net income(loss) available to common shareholders	$2,776	$(2,829)	$(825)	$(24,248)	$(1,906)
Financial ratios:
Return on average assets (1)	0.4%	(0.4)%	(0.1)%	(3.3)%	(0.3)%
Return on average equity (1)	4.4%	(4.5)%	(1.4)%	(38.2)%	(3.0)%
Return on average tangible equity (1),(2)	5.2%	(5.4)%	(1.6)%	(45.0)%	(3.6)%
Net interest margin (1)	2.57%	2.67%	2.87%	3.03%	3.07%
Efficiency ratio	89%	112%	95%	137%	106%
Per share data:
Income(loss) per common share:
Basic(3)	$0.15	$(0.15)	$(0.05)	$(1.39)	$(0.11)
Diluted(3)	$0.15	$(0.15)	$(0.05)	$(1.39)	$(0.11)
Book value(3)	$13.39	$13.18	$13.29	$13.06	$14.34
Tangible book value(3)	$11.34	$11.13	$11.24	$10.85	$12.11
Average basic shares(3)	18,616,537	18,589,717	17,949,643	17,417,829	17,348,169
Average diluted shares(3)	18,639,501	18,589,717	17,949,643	17,417,829	17,348,169
Non-interest income:
Deposit service charges and fees	$2,004	$2,383	$2,541	$2,463	$2,395
Interchange fees	544	540	624	629	563
Mortgage banking revenue, net	-	29	423	529	635
Net gain on sale of investment securities	-	-	-	50	-
Net gain on sale of bank branches	9,235	-	-	-	-
Investment products income	589	480	635	715	617
BOLI income	512	482	484	469	461
Other income	203	228	(42)	(878)	278
Total non-interest income	$13,087	$4,142	$4,695	$3,977	$4,949
Non-interest expense:
Salaries and employee benefits	$10,590	$9,412	$11,818	$16,803	$13,781
Occupancy expense	4,967	5,432	2,980	3,552	4,266
Equipment expense	3,514	1,487	1,695	2,356	1,749
Data processing expense	1,308	1,202	1,299	1,281	1,197
Professional fees	836	1,225	1,423	2,353	1,486
Insurance expense	1,247	1,299	1,443	1,358	1,467
Advertising expense	235	386	567	523	586
Problem loan costs	988	547	294	566	632
Other expense	1,533	2,715	2,613	4,885	2,724
Total non-interest expense	$25,218	$23,705	$24,132	$33,677	$27,888
(1) Amounts are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended March 31,
	2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,051,610	$10,803	4.11%	$1,560,442	$16,349	4.19%
Home equity	183,753	1,848	4.46	211,915	2,119	4.53
Residential real estate	284,197	2,399	3.38	331,433	2,958	3.57
Other	3,233	47	5.82	25,014	423	6.75
Total loans receivable	1,522,793	15,097	3.97	2,128,804	21,849	4.11
Investment securities(3)	392,642	2,430	2.48	457,737	2,818	2.50
Interest-earning bank balances	474,991	297	0.25	220,113	139	0.25
Total interest-earning assets	2,390,426	17,824	2.98	2,806,654	24,806	3.54
Non-interest earning assets:
Cash and due from banks	46,718			43,942
Bank properties and equipment, net	42,638			48,605
Goodwill and intangible assets, net	38,188			38,852
Other assets	82,261			87,868
Total non-interest-earning assets	209,805			242,667
Total assets	$2,600,231			$3,049,321

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$894,851	$406	0.18%	$1,149,460	$808	0.28%
Savings deposits	239,452	127	0.21	267,305	180	0.27
Time deposits	468,046	973	0.83	608,217	1,293	0.85
Total interest-bearing deposit accounts	1,602,349	1,506	0.38	2,024,982	2,281	0.45
Short-term borrowings:
Fed Funds Purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase - customers	175	-	-	404	-	-
Long-term borrowings:
FHLBNY advances (4)	60,758	310	2.04	60,929	313	2.05
Obligations under capital lease	6,994	120	6.86	7,293	123	6.75
Junior subordinated debentures	92,786	533	2.30	92,786	531	2.29
Total borrowings	160,713	963	2.40	161,412	967	2.40
Total interest-bearing liabilities	1,763,062	2,469	0.56	2,186,394	3,248	0.59
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	559,793			559,606
Other liabilities	27,406			52,375
Total non-interest bearing liabilities	587,199			611,981
Total liabilities	2,350,261			2,798,375
Shareholders' equity	249,970			250,946
Total liabilities and shareholders' equity	$2,600,231			$3,049,321

Net interest income		$15,355			$21,558
Interest rate spread (5)			2.42%			2.95%
Net interest margin (6)			2.57%			3.07%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			128%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended March 31, 2015 and 2014 were $164 thousand and $166 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	March 31, 2015			December 31, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,051,610	$10,803	4.11%	$1,145,297	$12,600	4.40%
Home equity	183,753	1,848	4.46	196,841	2,082	4.73
Residential real estate	284,197	2,399	3.38	301,326	2,471	3.28
Other	3,233	47	5.82	3,391	51	6.02
Total loans receivable	1,522,793	15,097	3.97	1,646,855	17,204	4.18
Investment securities(3)	392,642	2,430	2.48	419,391	2,479	2.36
Interest-earning bank balances	474,991	297	0.25	504,518	322	0.26
Total interest-earning assets	2,390,426	17,824	2.98	2,570,764	20,005	3.11
Non-interest earning assets:
Cash and due from banks	46,718			50,655
Bank properties and equipment, net	42,638			44,802
Goodwill and intangible assets, net	38,188			38,188
Other assets	82,261			81,116
Total non-interest-earning assets	209,805			214,761
Total assets	$2,600,231			$2,785,525

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$894,851	$406	0.18%	$953,805	$565	0.24%
Savings deposits	239,452	127	0.21	246,876	151	0.24
Time deposits	468,046	973	0.83	522,857	1,116	0.85
Total interest-bearing deposit accounts	1,602,349	1,506	0.38	1,723,538	1,832	0.43
Short-term borrowings:
Federal funds purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase - customers	175	-	-	1,054	-	-
Long-term borrowings:
FHLBNY advances (4)	60,758	310	2.04	60,802	317	2.09
Obligations under capital lease	6,994	120	6.86	7,070	122	6.90
Junior subordinated debentures	92,786	533	2.30	92,786	543	2.34
Total borrowings	160,713	963	2.40	161,712	982	2.43
Total interest-bearing liabilities	1,763,062	2,469	0.56	1,885,250	2,814	0.60
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	559,793			608,396
Other liabilities	27,406			42,563
Total non-interest bearing liabilities	587,199			650,959
Total liabilities	2,350,261			2,536,209
Shareholders' equity	249,970			249,313
Total liabilities and shareholders' equity	$2,600,231			$2,785,522

Net interest income		$15,355			$17,191
Interest rate spread (5)			2.42%			2.51%
Net interest margin (6)			2.57%			2.67%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			136%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended March 31, 2015 and December 31, 2014 were $164 thousand and $165 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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